EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Watsco, Inc.:

We consent to the incorporation by reference in the registration statements listed below of Watsco, Inc. of our reports dated February 27, 2014, with respect to the consolidated balance sheets of Watsco, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Watsco, Inc.

•	Form S-3 (Registration No. 333-185347)

•	Form S-8 (Registration Nos. 333-185345, 333-159776, 333-149467, 333-126824, 333-86006, 333-39380, 333-82011, 333-80341, 333-10363, 33-51934, and 33-72798)

/s/ KPMG LLP

February 27, 2014

Miami, Florida

Certified Public Accountants